Exhibit (g)(4)

SUB-ADVISORY AGREEMENT
AMONG
FIRST EAGLE REAL ESTATE DEBT CAYMAN FUND, LTD.
(FIRST EAGLE REAL ESTATE DEBT FUND),
FIRST EAGLE INVESTMENT MANAGEMENT, LLC,
AND
NAPIER PARK GLOBAL CAPITAL (US) LP

This Sub-Advisory Agreement (this “Agreement”) is made as of April 3, 2025, by and among First Eagle Investment Management, LLC, a Delaware limited liability company (the “Adviser”), Napier Park Global Capital (US) LP, a Delaware limited partnership (the “Sub-Adviser”), and First Eagle Real Estate Debt Cayman Fund, Ltd., a Cayman Islands exempted company (the “Subsidiary”) that is a wholly owned subsidiary of First Eagle Real Estate Debt Fund, a Delaware statutory trust (the “Fund”), and shall become effective upon the consummation of the change of ownership of First Eagle Holdings, Inc. (“FE Holdings”), parent company of the Adviser and Sub-Adviser. The purpose of the Subsidiary is to facilitate the implementation of the Subsidiary’s investment strategies.

WHEREAS, the Fund is a newly organized non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”) that intends to operate as an interval Subsidiary under the 1940 Act;

WHEREAS, the Subsidiary, is a wholly owned subsidiary of the Fund;

WHEREAS, the Subsidiary has retained the Adviser to act as the investment adviser to the Subsidiary pursuant to the Management Agreement, between the Subsidiary and the Adviser, dated as of even date herewith (the “Management Agreement”); and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Adviser has entered into a Sub-Advisory Agreement with the Sub-Adviser (the “Fund’s Sub-IMA”), which authorizes the Sub-Adviser to perform the services enumerated in the Fund’s Sub-IMA with respect to any wholly owned subsidiary of the Fund in the same manner and to the same extent as if the assets of such subsidiary were held directly by the Fund;

WHEREAS, this Agreement is intended to implement such authority provided to the Sub-Adviser under the Fund’s Sub-IMA under terms that are materially the same;

WHEREAS, the Fund’s Sub-IMA and the Sub-Advisory Agreement entered into as of April 3, 2025 by and between the Adviser, Sub-Adviser and the Subsidiary will terminate automatically due to the event of its assignment (as defined in the 1940 Act) from the prospective change of ownership of FE Holdings and this Agreement has been approved by the shareholder(s) of the Fund;

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in fulfilling certain of its obligations under the Management Agreement and Sub-Adviser is willing to perform the duties and responsibilities as Sub-Adviser to the Subsidiary.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Adviser, the Subsidiary and the Sub-Adviser hereby agree as follows:

1. Appointment of the Sub-Adviser. The Adviser hereby retains and appoints the Sub-Adviser to provide the services set forth herein and the Sub-Adviser hereby accepts the retention and appointment and agrees to provide such services for the period and upon the terms herein.

2. Services to be Provided by the Sub-Adviser. In connection with its obligations hereunder, the Sub-Adviser shall, subject to the supervision of the Adviser and ultimately the supervision of the Board of Directors of the Fund (the “Board”), manage the investment operations of the Subsidiary and the composition of the Subsidiary’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Subsidiary’s investment objective, policies and restrictions as stated in the Prospectus and Statement of Additional Information (each as defined herein) of the Fund and subject to the following understandings:

(a) The Sub-Adviser shall provide supervision of the Subsidiary’s investments and determine from time to time what investments, securities or other instruments will be purchased, retained, sold or loaned by the Subsidiary, and what portion of the assets will be invested or held uninvested.

(b) The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement.

(c) The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Amended and Restated Agreement and Declaration of Trust of the Fund, the Prospectus and Statement of Additional Information of the Fund, the Fund’s compliance policies and procedures, and with the instructions and directions of the Board and the Board of Directors of the Subsidiary and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations, and the Sub-Adviser acknowledges that it is hereby directed not to permit its activities on behalf of the Subsidiary to cause a violation of the 1940 Act on the part of the Fund.

(d) The Sub-Adviser shall determine the investments, securities and other instruments to be purchased or sold by the Subsidiary and will place orders pursuant to its determinations with or through such persons, brokers, dealers or other market participants (which may include affiliates of the Sub-Adviser) in conformity with the policy with respect to brokerage as set forth in the Fund’s Prospectus and Statement of Additional Information or as the Board may direct from time to time. The Sub-Adviser is authorized to execute such documents on behalf of the Subsidiary as may be required in in the performance of its duties and obligations under this Agreement. In providing the Subsidiary with investment management, it is recognized that the Sub-Adviser will give primary consideration to securing most favorable prices and efficient executions. Consistent with this policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or other market participants who may effect or be a party to any such transaction or other transactions to which other clients of the Sub-Adviser may be a party. It is understood that neither the Subsidiary nor the Sub-Adviser has adopted a formula for allocation of the Subsidiary’s investment business. It is also understood that it is desirable for the Subsidiary that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers or other market participants who may execute brokerage transactions at a higher cost to the Subsidiary than may result when allocating brokerage to other brokers or other market participants on the basis of seeking the most favorable prices and efficient executions. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities or other instruments for the Subsidiary with such brokers or other market participants, subject to review by the Board, from time to time, with respect to the extent and continuation of this practice. Subject to such policies as the Board may determine, or as may be mutually agreed to by the Sub-Adviser and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Subsidiary to pay a broker or dealer that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and any Commission guidance issued thereunder) to the Sub-Adviser an amount of commission for effecting an investment transaction in the Subsidiary that is in excess of the amount of commission or spread that another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission or spread was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibility of the Sub-Adviser with respect to the accounts for which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act). It is understood that the services provided by such brokers or other market participants may be useful to the Sub-Adviser in connection with its services to other clients.

On occasions when the Sub-Adviser deems the purchase or sale of a security or other instruments to be in the best interest of the Subsidiary as well as other clients, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other instruments to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other instruments so purchased or sold, as well as

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the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Subsidiary and to such other clients.

(e) The Sub-Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Subsidiary in the best interest of the Subsidiary and in accordance with the Sub-Adviser’s proxy voting policies and procedures, as they may be amended from time to time. The Subsidiary has been provided with a copy of the Sub-Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Sub-Adviser about proxy voting activities undertaken on behalf of the Subsidiary. The Sub-Adviser shall be responsible for reporting the Subsidiary’s proxy voting activities as required through periodic filings on Form N-PX.

(f) The Sub-Adviser shall not take any action which in its sole judgment made in good faith would contravene any express written direction from the Adviser.

(g) The investment management services provided by the Sub-Adviser hereunder are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar services to others.

3. Status of the Sub-Adviser. The Sub-Adviser shall for all purposes be an independent contractor and not an employee of the Adviser or the Subsidiary, nor shall anything herein be construed as making the Adviser and/or the Subsidiary a partner or co-venturer with the Sub-Adviser or any of its Affiliates or clients. The Sub-Adviser shall have no authority to act for, represent, bind or obligate the Adviser or the Subsidiary except as specifically provided herein.

4. Record Retention. Subject to review by and the overall control of the Board, the Sub-Adviser will maintain and keep all books, accounts and other records of the Sub-Adviser that relate to activities performed by the Sub-Adviser hereunder as required under the 1940 Act and the Advisers Act. The Sub-Adviser agrees that all records that it maintains and keeps for the Subsidiary will at all times remain the property of the Subsidiary, will be readily accessible during normal business hours, and will be promptly surrendered to the Subsidiary upon the termination of this Agreement or otherwise on written request by the Subsidiary. The Sub-Adviser further agrees that the records that it maintains and keeps for the Subsidiary will be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Sub-Adviser will have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Sub-Adviser will maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Sub-Adviser or the Subsidiary.

5. Expenses of the Sub-Adviser.

(a) Except as provided in this Section, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Subsidiary in fulfilling the Sub-Adviser’s obligations hereunder.

(b) Subject to Section 5(c) hereof, during the term of this Agreement, all personnel of the Sub-Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services and assistance, shall be provided and paid for by the Sub-Adviser and not by the Adviser or the Subsidiary.

(c) The Adviser shall cause the Sub-Adviser to be reimbursed by the Subsidiary or the Adviser, as appropriate, for expenses reasonably incurred by the Sub-Adviser at the request of or on behalf of the Subsidiary or the Adviser (collectively, the “Reimbursable Sub-Adviser Expenses”), to the same extent as such expenses would be reimbursable to the Adviser pursuant to Section 6(b) of the Management Agreement had such expenses been incurred by the Adviser.

6. Compensation. In consideration for the Sub-Adviser’s provision of the investment advisory services hereunder, the Adviser shall pay the Sub-Adviser fifty percent (50%) of the fees payable to the Adviser pursuant to the Management Agreement, payable promptly after receipt of such amounts by the Adviser from the

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Subsidiary or the Fund, on behalf of the Subsidiary, pursuant to Section 6(a) of the Management Agreement. At the Sub-Adviser’s request, the Adviser shall arrange for the fees payable to the Sub-Adviser hereunder to be paid to the Sub-Adviser directly by the Subsidiary or the Fund, as applicable, on the same day the Subsidiary or the Fund pays the Adviser its fees under the Management Agreement. The Adviser agrees that without written approval of the Sub-Adviser, it will not waive the receipt of fees nor defer the fees pursuant to the Management Agreement, nor modify the Management Agreement so as to adversely amend or waive the terms or types of payments due under the Management Agreement.

7. Other Activities of the Sub-Adviser. The services of the Sub-Adviser to the Subsidiary are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Subsidiary, and nothing in this Agreement will limit or restrict the right of any officer, director, shareholder (and their shareholders or members, including the owners of their shareholders or members), officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Subsidiary’s portfolio companies, subject to applicable law). The Sub-Adviser assumes no responsibility under this Agreement other than to render the services set forth herein. Nothing in this Agreement shall restrict any of the aforementioned from buying, selling or trading any securities or other instruments for their own account or for the account of others for whom they or may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and under the Advisers Act.

8. Indemnification. Subject to Section 9, the Sub-Adviser, each of its directors, trustees, officers, shareholders or members (and its shareholders or members, including the owners of their shareholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)) and any other person or entity Affiliated with, or acting on behalf of, the Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) will not be liable to the Subsidiary for error of judgment or mistake of law or for any action taken or omitted to be taken by the Sub-Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Subsidiary (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Subsidiary will indemnify, defend and protect the Indemnified Parties (each of whom will be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Subsidiary or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement or otherwise as an investment adviser of the Subsidiary to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Subsidiary’s Articles of Association, the 1940 Act, the laws of the State of Delaware and other applicable law.

9. Limitation on Indemnification. Notwithstanding Section 8 hereto to the contrary, nothing contained herein will protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Subsidiary or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties or by reason of the reckless disregard of the Sub-Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same will be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

10. Effectiveness, Duration and Termination of Agreement. This Agreement shall continue in force only for so long as the corresponding agreement for the Fund remains in force and shall be subject to regular periodic reviews by the Board in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Subsidiary at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting interests (as defined in the 1940 Act) of the Subsidiary, or by the Sub-Adviser at any time, without the payment of any penalty, on not less than 60 days’ written notice to the Subsidiary. This

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Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) by the Sub-Adviser or if the Management Agreement is terminated in accordance with its terms.

11. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Adviser at 1345 Avenue of the Americas, New York, NY 10105, Attention: General Counsel; or (2) to the Sub-Adviser at 280 Park Avenue, 3rd Floor, New York, NY 10017, Attention: General Counsel.

12. Amendments. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof (except to the extent any provision hereunder is inconsistent with the Fund’s Sub-IMA in which case the Fund’s Sub-IMA shall control). This Agreement may be amended by mutual consent, but the consent of the Subsidiary must be approved in conformity with the requirements of the 1940 Act.

13. Third Party Beneficiaries. Except for the Indemnified Parties (with respect to Section 8 hereof) each being an intended beneficiary of the applicable sections of this Agreement, and the Fund as an intended beneficiary throughout, this Agreement is for the sole benefit of the parties hereto and nothing herein express or implied will give or be construed to give to any person, other than the parties hereto, any legal or equitable rights hereunder.

14. Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected thereby.

15. Counterparts; Headings. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy and all of which together will constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties will not have signed the same counterpart. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

For so long as the Subsidiary is a registered investment company under the 1940 Act, this Agreement will also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act will control.

17. Survival. The provisions of Sections 6, 8, 9, 10, 11, 12, 13, 14, 16 and this Section 17 hereof shall survive the termination of this Agreement.

(signature page follows)

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

FIRST EAGLE REAL ESTATE DEBT CAYMAN FUND, LTD. a Cayman Islands exempted company

By:
Name:	Masciline Chinongoza
Title:	Director

FIRST EAGLE INVESTMENT MANAGEMENT, LLC,
a Delaware limited liability company

By:
Name:	Mehdi Mahmud
Title:	Chief Executive Officer

NAPIER PARK GLOBAL CAPITAL (US) LP,
a Delaware limited partnership

By:
Name:	Rutvij Shanghavi
Title:	Director

[Signature Page to Sub-Advisory Agreement (First Eagle Real Estate Debt Cayman Fund, Ltd.)]

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